Exhibit 21.1

Subsidiaries of Kensey Nash Corporation

Kensey Nash Holding Company

A Delaware Corporation

108 Webster Building

3411 Silverside Road

Wilmington, DE 19810

ILT Acquisition Sub, Inc.

A Delaware Corporation

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

MacroPore Acquisition Sub, Inc.

A Delaware Corporation

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801